Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016 with respect to internal control over financial reporting, the consolidated financial statements as of and for the year ended December 31, 2015, and related schedules, included in the Annual Report of BBX Capital Corporation on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of BBX Capital Corporation on Forms S-8 (File No. 333-127501, File No. 333-159808 and File No. 333-197357).

/s/Grant Thornton LLP

Fort Lauderdale, Florida

March 15, 2016